As filed with the Securities and Exchange Commission on February 28, 2007
Registration No. 333-139698

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Pre-Effective Amendment No. 1
to

Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ZILA, INC.
(Exact name of registrant as specified in its charter)

Delaware	86-0619668
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
5227 North 7th Street,
Phoenix, Arizona 85014-2800
(602) 266-6700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Douglas D. Burkett, Ph.D.
Chairman of the Board, President and
Chief Executive Officer
Zila, Inc.
5227 North 7th Street,
Phoenix, Arizona 85014-2800
(602) 266-6700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Michael M. Donahey, Esq.
Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004-2202
Telephone: (602) 382-6000
Facsimile: (602) 382-6070
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section (a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED February 28, 2007
PRELIMINARY PROSPECTUS
14,503,000 Shares Common Stock
     This prospectus relates solely to resale or other disposition of shares of common stock and shares of common stock issuable upon exercise of warrants issued to the selling stockholders named in this prospectus. On November 28, 2006, Zila, Inc. issued warrants to purchase 1,035,000 shares of its common stock, which expire on the five year anniversary of their date of issuance and have an exercise price of $2.21 per share (the “Initial Warrants”), and on November 29, 2006, Zila, Inc. issued 9,100,000 shares of its common stock and additional Initial Warrants to purchase 4,368,000 shares its common stock (which also expire on the five year anniversary of their date of issuance and have an exercise price of $2.21 per share), all of which were issued in private placements that were exempt from registration under the Securities Act. The Initial Warrants contain anti-dilution mechanisms that adjust the exercise price and/or the number of shares of Zila, Inc.’s common stock that will be received upon exercise in the event of stock splits, stock dividends, recapitalizations or other similar events.
     The selling stockholders may sell or otherwise dispose of the shares from time to time through public or private transactions or through other means described in the section entitled “Plan of Distribution,” beginning on page 13. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying market prices determined at the time of sale or at negotiated prices.
     We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of these shares by the selling stockholders. However, in the event that the Initial Warrants are exercised by the payment of cash by the selling stockholders, we would receive the exercise price of the Initial Warrants, which is $2.21 per share. The selling stockholders will receive proceeds from the sale of the 9,100,000 shares, but they will only receive proceeds from the sale of the shares underlying the Initial Warrants if, and to the extent that, they exercise the Initial Warrants. We have agreed to pay all costs, expenses and fees relating to registering such shares of our common stock referenced in this prospectus. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares of our common stock.
     Our common stock is quoted on the Nasdaq Global Market under the symbol “ZILA.” The last reported sale price for our common stock on February 26, 2007 was $2.25 per share.
     Investment in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 2 of this prospectus for more information regarding these risks.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is       , 2007.

ABOUT THIS PROSPECTUS
     You should rely only on the information contained or incorporated by reference in this prospectus and on the information contained in any prospectus supplements hereto. We have not authorized anyone to provide you with additional or different information. The selling stockholders are not offering to sell, nor seeking offers to buy, shares of our common stock in any jurisdiction where it is unlawful to do so. The information in this prospectus, or any prospectus supplement, is accurate only as of the date on the front of this document, or on the prospectus supplement, as appropriate, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock.
     Unless the context otherwise requires, references to “Zila,” “we,” “us,” “our” or the “company” in this prospectus mean Zila, Inc., together with its wholly-owned direct subsidiaries.
     Zila and our logo, used alone and with the mark Zila, are our registered service marks and trademarks.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements and other documents with the Securities and Exchange Commission (“SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available to you on the SEC’s Internet site.
     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.
     You may also request a copy of any of our filings with the SEC, or any of the agreements or other documents that are exhibits to those filings, at no cost, by writing, e-mailing or telephoning us at the following address, e-mail address or phone number:
 i

Zila, Inc.
5227 N. 7th Street
Phoenix, AZ 85014-2800
investor@zila.com
(602) 266-6700
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     We incorporate by reference in this prospectus certain information we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any filings after the date of this prospectus (which does not include items “furnished” under Current Reports on Form 8-K or otherwise), until all of the securities to which this prospectus relates have been sold or this offering is otherwise terminated. The information that we incorporate by reference is an important part of this prospectus. Any statement in a document incorporated by reference will be deemed to be modified or superseded to the extent that a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.
     We incorporate by reference into this prospectus the following documents:
•	our Annual Report on Form 10-K for the fiscal year ended July 31, 2006, filed with the SEC on October 10, 2006 (except for Items 6, 7 and 8, which have been updated in the Current Report on Form 8-K filed December 28, 2006);

•	our Quarterly Report on Form 10-Q for the quarter ended October 31, 2006, filed with the SEC on December 7, 2006;

•	our Current Reports on Form 8-K, filed with the SEC on October 26, 2006; November 17, 2006; December 15, 2006; December 20, 2006; December 20, 2006; December 27, 2006; December 28, 2006 and February 23, 2007;

•	our Current Reports on Form 8-K/A, filed with the SEC on December 4, 2006 (amending the Current Report on Form 8-K filed with the SEC on November 17, 2006) and February 13, 2007 (amending the Current Report on Form 8-K filed with the SEC on November 17, 2006 and the Current Report on Form 8-K/A filed with the SEC on December 4, 2006);

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on November 24, 2006; and

•	the description of our Common Stock contained in our Registration of Certain Classes of Securities on Form 8-A, dated March 1, 1989.
 ii

FORWARD-LOOKING STATEMENTS
     This prospectus, including information incorporated into this document by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements, and are contained throughout this prospectus and in the information incorporated into this prospectus by reference. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will,” “may” and variations of such words and similar expressions. In addition, any statements that refer to expectations, projections, plans, objectives, goals, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements speak only as of the date stated and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements are described more fully in the section entitled “Risk Factors” and in the reports we have filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Our business, financial condition or results of operations could also be adversely affected by other factors besides those listed here. However, these are the risks our management currently believes are material.
     You should carefully consider the trends, risks and uncertainties described in the section entitled “Risk Factors” of this prospectus and other information in this prospectus or reports filed with the SEC before making any investment decision with respect to the securities. If any of the trends, risks or uncertainties set forth in the section entitled “Risk Factors” and in our reports we have filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act actually occurs or continues, our business, financial condition or operating results could be materially adversely affected. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.
PRINCIPAL EXECUTIVE OFFICE
     Our headquarters are located at 5227 North 7th Street, Phoenix, Arizona 85014, and our telephone number is (602) 266-6700.
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PROSPECTUS SUMMARY
     The following summary includes basic information about our company and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. For a more comprehensive understanding of our company and the shares of our common stock covered by this prospectus, you should read this entire prospectus carefully, including the risks of investing discussed under the section entitled “Risk Factors” and the information that we have incorporated by reference into this prospectus.
Zila, Inc.
     Zila, Inc., a Delaware corporation that is headquartered in Phoenix, Arizona, is a cancer diagnostic company initially focused on the prevention and detection of oral cancer. Zila, Inc. is a holding company that conducts its business operations through two Business Units: Pharmaceuticals and Biotechnology.
     The Zila Pharmaceuticals Business Unit is a manufacturer and marketer of ViziLite® Plus oral lesion identification kits and Peridex® prescription periodontal rinse and is dedicated to establishing ViziLite® Plus as the new standard of care for the early detection of oral abnormalities that could lead to cancer. This Business Unit includes Zila Pharmaceuticals, Inc. and Zila Limited. In November 2006 we acquired Professional Dental Technologies, Inc., a leading designer, manufacturer and marketer of products used by dental professionals.
     The Zila Biotechnology Business Unit is the research, development and licensing business specializing in pre-cancer/cancer detection through our patented Zila Tolonium Chloride and OraTest® technologies and is focused on achieving regulatory approval for the OraTest® product, an oral cancer diagnostic system. This Business Unit includes Zila Biotechnology Inc. and Zila Technical, Inc.
The Offering

Common Stock, directly issued to the selling stockholders, covered hereby	9,100,000 shares

Common Stock, issuable to the selling stockholders upon their exercise of Initial Warrants, covered hereby	5,403,000 shares

Common stock to be outstanding assuming the sale of all the shares covered hereby	76,525,593 shares (1)

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock in this offering. However, upon exercise for cash of the Initial Warrants described herein, the selling stockholders will pay us the exercise price of the Initial Warrants, or $2.21 per share.

Nasdaq Global Market symbol	ZILA

(1)	The number of shares to be outstanding is based on 62,022,593 shares outstanding as of December 15, 2006.

RISK FACTORS
     You should consider carefully the risk factors described below, and all other information contained in or incorporated by reference in this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, financial condition, operating results or cash flow. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results or financial condition and could result in a complete loss of your investment.
Trends, Risks and Uncertainties Related to Our Business
Obtaining regulatory approvals for our products is costly and uncertain.
     The rigorous clinical testing and extensive regulatory approval process mandated by the United States Food and Drug Administration (“FDA”) and equivalent foreign authorities before we can market any new drug, device or product can take a number of years and require the expenditure of substantial resources. Obtaining such approvals and completing such testing is a costly and time-consuming process, and approval may not ultimately be obtained. The length of the FDA regulatory process and review period varies considerably, as does the amount of data required to demonstrate the safety and efficacy of a specific product. If the compounds in testing are modified or optimized or if certain results are obtained, it may extend the testing process. In addition, delays or rejections may be encountered based upon changes in FDA policy, personal or prior understandings during the period of product development and FDA regulatory review of each investigational new drug application, new drug application, or product license application. Similar delays may also be encountered in other countries. There can be no assurance that even after such time and expenditures we will obtain regulatory approval for any products we develop.
     A marketed product, its manufacturer and its manufacturing facilities are also subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, potentially including withdrawal of the product from the market, which would adversely affect our operations and financial condition.
We may be unable to obtain FDA approval, or to establish a market, for OraTest ® in the United States.
     We are seeking FDA approval for OraTest® and are conducting a phase III clinical trial to include in an amended New Drug Application. We have made a significant financial investment to obtain FDA approval of the OraTest® product, to build our manufacturing facility and to prepare for the introduction of OraTest® in the United States market. There can be no assurance that our regulatory program will meet the FDA’s requirements or that the FDA will issue a final approval of the OraTest® product, and the failure of the FDA to approve OraTest® would make it impossible for us to recoup our investment through sales of the OraTest® products in the United States. The failure of the FDA to finally approve the OraTest® product would have a material adverse effect on our results of operations. If regulatory approval is granted, such approval may be delayed or entail limitations on the indicated uses for which the product may be marketed. Further, even if such regulatory approval is obtained, the FDA may require post-marketing reporting, and may require surveillance programs to monitor the usage or side effects of the product. If FDA approval of the OraTest® product is received, there is no assurance that we will be successful in gaining market acceptance of the OraTest® product.
     Based on recent evaluations of the anticipated scope of the regulatory program, we believe that our current cash and cash equivalents, along with cash from operations and working capital management, the sale of non-core assets including the divestiture of Zila Nutraceuticals, Inc. and proceeds from the Private Placement (as defined below) and from issuance of common stock under our employee stock option, stock purchase programs and stock purchase warrants will be adequate to fund the OraTest® clinical study to its completion for submission to the FDA review process. There can be no assurances that these amounts will be available to fund the program at the optimal pace or be adequate to support the future regulatory program costs if the regulatory approval effort proceeds at a slower rate than expected, requires additional testing beyond our current expectation, the costs increase beyond current estimates or we are unable to generate the required level of cash flow from operations. Factors that affect the cost and timing of completion of the regulatory program include but are not limited to: (i) patient enrollment rates; (ii) lesion formation rate within the study population; (iii) compliance with the study protocol and related monitoring;

(iv) level of funding throughout the study; and (v) program modifications or requirements for additional testing. No assurances can be made that the regulatory objectives will be achieved for OraTest®.
The sale of the Nutraceuticals Business Unit reduced our revenue by approximately 76%.
     The assets we sold in our recent disposition of the Nutraceuticals Business Unit constituted approximately 76% of our revenues and 10% of our loss from continuing operations in fiscal 2006. Following the disposition, our immediate ability to produce revenues and income will therefore be substantially reduced. There can be no assurance that the proceeds from the disposition and the Private Placement, revenues and profits generated from the Pro-Dentec® acquisition, along with other capital that we have access to, will be adequate to bring our developing product lines to market nor can we be certain that our future products, even if brought to market, will be sufficiently successful to replace the revenue of our Nutraceuticals Business Unit.
We may fail to realize the anticipated cost savings, revenue enhancements, product focus, or other benefits expected from our recent disposition of the Nutraceuticals Business Unit and subsequent acquisition of Pro-Dentec®.
     Our future growth will depend on our ability to implement our business strategy. We believe that our recent acquisition of Pro-Dentec®, a privately-held dental products company, could strengthen our core businesses in our Pharmaceuticals and Biotechnology Units, including the development and commercialization of oral cancer screening products. Further, we believe that this acquisition could increase our ability to deliver our oral cancer screening products into the dental marketplace and could result in synergies that enhance our sales capability, potentially reduce our costs and increase our profits. However, successful acquisitions in our industry are difficult to accomplish because they require, among other things, efficient integration and aligning of product offerings and manufacturing operations and coordination of sales and marketing and research and development efforts. The difficulties of integration and alignment may be increased by the necessity of coordinating geographically separated organizations, the complexity of the technologies being integrated and aligned and the necessity of integrating personnel with disparate business backgrounds and combining different corporate cultures. The integration and alignment of operations following an acquisition or alliance requires the dedication of management resources that may distract attention from the day-to-day business, and may disrupt key research and development, marketing or sales efforts. The strategic measures taken to reduce ViziLite® Plus sales to distributors in the fourth quarter of fiscal 2006 and the first quarter of 2007 may have a negative impact on ViziLite® Plus sales through distributors if the execution of our integration strategy is not successfully completed. In addition, there is no guarantee that such acquisition will result in the synergies we anticipate. Furthermore, uncertainties associated with such acquisition combined with the recent disposition of our Nutraceuticals Business Unit may cause loss of employees. Ultimately, the success of such acquisition depends in part on the retention of key personnel. There can be no assurance that we will be able to retain the acquired company’s key management, technical, sales and customer support personnel. If we fail to retain such key employees, we may not realize the anticipated benefits of such acquisition and the disposition of the Nutraceuticals Business Unit.
We have incurred substantial expenses and committed valuable time related to the recent disposition of our Nutraceuticals Business Unit and our ability to successfully execute our business plan is dependent on our ability to obtain adequate financing.
     We have incurred substantial expenses related to legal and financial advisors and our management has spent significant time on matters implementing its strategic vision. Our business plan has required and will require substantial capital expenditures. We may require additional financing to fund our planned growth. Our ability to raise additional capital will depend on the results of our operations and the status of various capital and industry markets at the time we seek such capital. We may also incur debt or assume contingent liabilities that could place restrictions on management’s ability to use capital or conduct the business. Accordingly, we cannot be certain that additional financing will be available to us on acceptable terms, if at all. In the event additional capital resources are unavailable, we may be required to curtail our development and acquisition activities.

We are dependent on a few key products and our growth is dependent on the development of new products.
     Nearly all of our revenues for the past fiscal year were derived from sales of Ester-C®, Peridex®, and ViziLite® Plus. As disclosed above, we disposed of our Nutraceuticals Business Unit and the Ester-C® products on October 2, 2006. If any of our remaining major products were to become subject to a problem such as loss of patent protection, unexpected side effects, regulatory proceedings, publicity affecting user confidence, or pressure from competing products, or if a new, more effective treatment should be introduced, the impact on our revenues could be significant. Additionally, we are reliant on third party manufacturers and single suppliers for nearly all of our Peridex® and ViziLite® products, and any supply problems resulting from regulatory issues applicable to such parties or failures to comply with current Good Manufacturing Practices could have a material adverse impact on our financial condition.
     Our future growth is dependent on new product development. New product initiatives may not be successfully implemented because of many factors, including, but not limited to, difficulty in assimilation, development costs and diversion of management time. There can be no assurance that we will successfully develop and integrate new products into our business that will result in growth and a positive impact on our business, financial condition and results of operation.
     A number of factors could impact our plans to commercialize our new products, including, but not limited to, difficulties in the production process, controlling the costs to produce, market and distribute the product on a commercial scale and our ability to do so with favorable gross margins and otherwise on a profitable basis; the inherent difficulty of gaining market acceptance for a new product; competition from larger, more established companies with greater resources; changes in raw material supplies that could result in production delays and higher raw material costs; difficulties in promoting consumer awareness for the new product; adverse publicity regarding the industries in which we market our products; and the cost, timing and ultimate results of human efficacy studies that we undertake.
Our proprietary rights may prove difficult to enforce.
     Our current and future success depends on a combination of patent, trademark, and trade secret protection and nondisclosure and licensing agreements to establish and protect our proprietary rights. We own and have exclusive licenses to a number of United States and foreign patents and patent applications and intend to seek additional patent applications as we deem necessary and appropriate to operate our business. We can offer no assurances regarding the strength of the patent portfolio underlying any existing or new product and/or technology or whether patents will issue from any pending patent applications related to a new product and/or technology, or if the patents do issue, that any claims allowed will be sufficiently broad to cover the product, technology or production process. Although we intend to defend our proprietary rights, policing unauthorized use of intellectual property is difficult or may prove materially costly and any patents that may be issued relating to new products and technology may be challenged, invalidated or circumvented.
We have historically been, and will probably be in the future, dependent on a few key customers.
     For the quarter end October 31, 2006, approximately 89% of our revenues from continuing operations were generated from three customers. Receivables due from two customers at October 31, 2006, represent approximately 76% of our accounts receivable. In the future, loss of any of our key customers related to our Pharmaceutical Business Unit, a reduction in sales to such key customers for any reason, or a failure to fulfill their financial or other obligations due to us could have a material adverse affect on our business, financial condition and results of operation.
We are dependent on our senior management and other key personnel.
     Our ability to operate successfully depends in significant part upon the experience, efforts and abilities of our senior management and other key scientific, technical and managerial personnel. Competition for talented personnel is intense. On December 22, 2006, Andrew A. Stevens resigned as our Chief Financial Officer. We appointed Diane E. Klein, our Vice President and Treasurer, to assume on an interim basis Mr. Stevens’ role as Principal

Financial and Accounting Officer. We have undertaken a search for a permanent replacement. The future loss of services of one or more of our key executives could adversely impact our financial performance and our ability to execute our strategies. Additionally, if we are unable to attract, train, motivate and retain key personnel, our business could be harmed.
     Also, in connection with the Private Placement (as defined below), the Company agreed to appoint a Chair other than its Chief Executive Officer to its Board of Directors, and to use its commercially reasonable efforts to fill two vacancies on its Board of Directors resulting from an increase in the size of the Board of Directors that has yet to occur, on or before August 1, 2007. We cannot assure you that we will be able to attract candidates to fill such positions. If we are unable to do so, an event of default could occur on our 6% Senior Secured Convertible Notes (the “Secured Notes”), which would require us to repay the entire outstanding principal balance, plus accrued but unpaid interest, on such Secured Notes, regardless if we have sufficient funds to repay such indebtedness.
We and our products are subject to regulatory oversight that could substantially interfere with our ability to do business.
     We and our present and future products are subject to risks associated with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators under existing regulations, including the interpretation of and compliance with existing, proposed and future regulatory requirements imposed by the FDA. We are also subject to other governmental authorities such as the Department of Health and Human Services, the Consumer Products Safety Commission, the Department of Justice and the United States Federal Trade Commission with its regulatory authority over, among other items, product safety and efficacy claims made in product labeling and advertising. Individual states, acting through their attorneys general, have become active as well, seeking to regulate the marketing of prescription drugs under state consumer protection and false advertising laws. A regulatory determination or development that affects our ability to market or produce one or more of our products could have a material adverse impact on our business, results of operation and financial condition and may include product recalls, denial of approvals and other civil and criminal sanctions.
We are at risk with respect to product liability claims.
     We could be exposed to possible claims for personal injury resulting from allegedly defective products manufactured by third parties with whom we have entered into manufacturing agreements or by us. We maintain $6 million in product liability insurance coverage for claims arising from the use of our products, with limits we believe are commercially reasonable under the circumstances, and, in most instances, require our manufacturers to carry product liability insurance. While we believe our insurance coverage is adequate, we could be subject to product liability claims in excess of our insurance coverage. In addition, we may be unable to retain our existing coverage in the future. Any significant product liability claims not within the scope of our insurance coverage could have a material adverse effect on us.
We face significant competition that could adversely affect our results of operation and financial condition.
     The pharmaceutical and biotechnology industries are highly competitive. A number of companies, many of which have financial resources, marketing capabilities, established relationships, superior experience and operating history and research and development capacities greater than ours, are actively engaged in the development of products similar to the products we produce and market. The pharmaceutical industry is characterized by extensive and ongoing research efforts. Other companies may succeed in developing products superior to those we market. It may be difficult for us to maintain or increase sales volume and market share due to such competition which would adversely affect our results of operations and financial condition. In particular, in the United States, competition with producers of generic products is a major challenge as is the case with Peridex®. The loss of any of our products’ patent protection could lead to a significant loss in sales of our products in the United States market.

If the use of our technology is determined to infringe on the intellectual property rights of others, our business could be harmed.
     Litigation may result from our use of registered trademarks or common law marks and, if litigation against us were successful, a resulting loss of the right to use a trademark could reduce sales of our products and could result in a significant damage award. International operations may be affected by changes in intellectual property legal protections and remedies in foreign countries in which we do business.
     Furthermore, if it were ultimately determined that our intellectual property rights are unenforceable, or that our use of our technology infringes on the intellectual property rights of others, we may be required or may desire to obtain licenses to patents and other intellectual property held by third parties to develop, manufacture and market products using our technology. We may not be able to obtain these licenses on commercially reasonable terms, if at all, and any licensed patents or intellectual property that we may obtain may not be valid or enforceable. In addition, the scope of intellectual property protection is subject to scrutiny and challenge by courts and other governmental bodies. Litigation and other proceedings concerning patents and proprietary technologies can be protracted, expensive and distracting to management and companies may sue competitors as a way of delaying the introduction of competitors’ products. Any litigation, including any interference proceedings to determine priority of inventions, oppositions to patents in foreign countries or litigation against our partners, may be costly and time-consuming and could significantly harm our business.
     Because of the large number of patent filings in our industry, our competitors may have filed applications or been issued patents and may obtain additional patents and proprietary intellectual property rights relating to products or processes competitive with or similar to ours. We cannot be certain that United States or foreign patents do not exist or will not be issued that would harm our ability to commercialize our products and product candidates. In addition, our exposure to risks associated with the use of intellectual property may be increased as a result of an acquisition as we have lower visibility into any potential target’s safeguards and infringement risks. In addition, third party claims may be asserted after we have acquired technology that had not been asserted prior to such acquisition.
We require certain raw materials for our manufacturing processes that may only be acquired through limited sources.
     Raw materials essential to our business are generally readily available. However, certain raw materials and components used in the manufacture of pharmaceutical products are available from limited sources, and in some cases, a single source. Any curtailment in the availability of such raw materials could be accompanied by production delays, and in the case of products, for which only one raw material supplier exists, could result in a material loss of sales. In addition, because raw material sources for pharmaceutical products must generally be approved by regulatory authorities, changes in raw material suppliers could result in production delays, higher raw material costs and loss of sales and customers. Production delays may also be caused by the lack of secondary suppliers.
If we are unable to obtain adequate funds on acceptable terms, we may not be able to develop and market our present and potential products.
     Our liquidity needs arise from working capital requirements, the funding of our OraTest® regulatory program and the launch of our new products, such as ViziLite® Plus, and our future strategic initiatives. In the past, we have met these cash requirements through our cash and cash equivalents, borrowings under our credit facility, cash from operations and working capital management, the sale of non-core assets and proceeds from the issuance of common stock under our employee stock option and stock purchase programs. However, the development of our products will require the commitment of substantial resources to conduct the time-consuming research and development, clinical studies and regulatory activities necessary to bring any potential product to market and to establish production, marketing and sales capabilities. In addition, in the future, it is possible that we will need to raise additional funds for purposes that cannot be quantified and we may seek such additional funding through collaborative arrangements. If we are unable to obtain additional financing on acceptable terms, or at all, we may be required to (i) delay, scale back or eliminate some or all of our research and product development programs or acquisition activity, (ii) limit the marketing of our products or (iii) license to third parties the rights to commercialize products or technologies that we would otherwise seek to develop and market ourselves.
We have, in the past, received minor deficiencies from regulatory agencies related to our manufacturing facilities.
     The FDA, OSHA and other regulatory agencies periodically inspect our manufacturing facilities and certain facilities of our suppliers. In the past, such inspections resulted in the identification of certain minor deficiencies in the standards we are required to maintain by such regulatory agencies. We developed and implemented action plans to remedy the deficiencies, however, there can be no assurance that such deficiencies will be remedied to the satisfaction of the applicable regulatory body. In the event that we are unable to remedy such deficiencies, our product supply could be affected as a result of plant shutdown, product recall or other similar regulatory actions, which would likely have an adverse affect on our business, financial condition and results of operation.
Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our payment obligations.
     On November 28 and 29, 2006, we completed the sale of common stock, warrants and convertible notes, resulting in aggregate gross proceeds of approximately $40,000,000 (collectively, the “Private Placement”). On November 28, 2006, we completed the sale and issuance of approximately $12,075,000 in aggregate principal amount of our 12% Unsecured Convertible Notes (the “Unsecured Notes”), which converted into shares of our common stock at a conversion price of $1.75 per share following receipt of approval by our shareholders of the proposals set forth in our definitive proxy statement, filed with the SEC on November 24, 2006 (the date of receipt of such approval referred to as the “Conversion Date”), Initial Warrants to purchase 1,035,000 shares of our common stock, warrants to purchase 3,105,000 shares of our common stock, which became exercisable for five years at an exercise price of $2.21 per share following the Conversion Date (the “Additional Warrants”), approximately $12,000,000 in aggregate principal amount of our Secured Notes, which are convertible into shares of the Company’s common stock following the Conversion Date, and warrants to purchase up to 1,909,091 shares of our common stock at an exercise price of $2.21 per share, which are exercisable for five years at $2.21 per share following the Conversion Date (the “Secured Note Warrants”). On November 29, 2006, we completed the sale and issuance of 9,100,000 shares of our common stock for $1.75 per share and additional Initial Warrants to purchase 4,368,000 shares of our common stock.
     As a result of the Private Placement, we have a significant amount of indebtedness relative to our equity and, although we have no concrete plans to do so, we may incur additional indebtedness in the future.
     Our ability to service our debt obligations and to fund working capital and capital expenditures will depend upon our future operating performance, which will be affected by factors discussed elsewhere in the reports we file with the SEC, including, without limitation, receipt of regulatory approvals, economic conditions and financial, business and other factors, many of which are beyond our control.
     Our high level of debt could have important consequences for you, such as:
•	making it more difficult for us to satisfy our obligations with respect to the Secured Notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for, or reacting to, changes in our business and our industry;

•	restricting us from making strategic acquisitions, introducing new products or exploiting business opportunities;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which will reduce the amount of our cash flow available for other purposes, including capital expenditures and other general corporate purposes;

•	requiring us to sell debt securities or to sell some of our core assets, possibly on unfavorable terms;

•	limiting our ability to obtain additional financing; and

•	placing us at a possible competitive disadvantage compared to our competitors that have less debt.

Our debt instruments contain restrictive covenants that could adversely affect our business by limiting our flexibility.
     Our Secured Notes impose restrictions that affect, among other things, our ability to incur debt, pay dividends, sell assets, create liens, make capital expenditures and investments, merge or consolidate, enter into transactions with affiliates, and otherwise enter into certain transactions outside the ordinary course of business. Our Secured Notes also require us to maintain specified financial ratios. Our ability to comply with these covenants and restrictions may be affected by events beyond our control. If we are unable to comply with the terms of our Secured Notes, or if we fail to generate sufficient cash flow from operations to service our debt, we may be required to refinance all or a portion of our indebtedness or to obtain additional financing. If cash flow is insufficient and refinancing or additional financing is unavailable because of our high levels of debt and the debt incurrence restrictions under our debt instruments, we may default on our debt instruments. In the event of a default under the terms of any of our indebtedness, the debt holders may, under certain circumstances, accelerate the maturity of our obligations.
Trends, Risks and Uncertainties Related to Our Capital Stock
The Private Placement and other financing arrangements or corporate events could significantly dilute existing ownership.
     Assuming the exercise of all Initial Warrants, Additional Warrants, all Secured Note Warrants and all warrants issued to our placement agent for the Private Placement, and the conversion of all Unsecured Notes and the Secured Notes, an additional 24 million shares of our common stock will be issued, which will not only dilute a shareholder’s current ownership percentage, but will also dilute voting power. If we choose to raise additional funds through the issuance of shares of our common stock, or securities convertible into our common stock, significant dilution of ownership in our company may occur, and holders of such securities may have rights senior to those of the holders of our common stock. If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions. Moreover, other corporate events such as the exercise of outstanding options would result in further dilution of our ownership.
In the past, we have experienced volatility in the market price of our common stock and we may experience such volatility in the future.
     The market price of our common stock has fluctuated significantly in the past. We believe that announcements of new products, quarterly fluctuations in the results of operations and other factors, including changes in conditions in general in the industries in which we operate, and developments in regulatory arenas may have caused such fluctuations. Stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of securities we issued and other pharmaceutical and health care companies, often for reasons unrelated to the operating performance of the specific companies. In the past, stockholders of other companies have initiated securities class action litigation against such companies following periods of volatility in the market price of the applicable common stock. We anticipate that the market price of our common stock may continue to be volatile. If the market price of our common stock continues to fluctuate and our stockholders initiate this type of litigation, we could incur substantial costs and expenses and such litigation which could divert our management’s attention and resources, regardless of the outcome, thereby adversely affecting our business, financial condition and results of operation.
Our Board of Directors may take actions which could dilute current equity ownership or prevent or delay a change in our control.
     Our Board of Directors and stockholders recently approved an increase in our authorized capital stock from 67,500,000 to 150,000,000 and an increase in authorized common stock from 60,000,000 to 147,500,000. Some of these newly authorized shares will be reserved for issuance upon the exercise of the Initial Warrants, Additional Warrants, Secured Note Warrants and all warrants issued to our placement agent for the Private Placement, as well as the conversion of the Unsecured Notes and Secured Notes, that were issued in the Private Placement. Subject to the rules and regulations promulgated by Nasdaq and the SEC, our Board of Directors could authorize the sale and issuance of additional shares of common stock, which would have the effect of diluting the ownership interests of our stockholders.
     In addition, our Board of Directors has the authority, without any further vote by our stockholders, to issue up to 2,500,000 shares of Preferred Stock in one or more series and to determine the designations, powers, preferences and relative, participating, optional or other rights thereof, including without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption, redemption price and liquidation preference. On February 1, 2001, we issued 100,000 shares of our Series B Convertible Preferred Stock in connection with an acquisition. As of October 31, 2006, all of these shares remained outstanding. If the Board of Directors authorizes the issuance of additional shares of Preferred Stock, such an issuance could have the effect of diluting the ownership interests of our stockholders.
USE OF PROCEEDS
     We are registering these shares pursuant to the registration rights granted to the selling stockholders. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale or other disposition of these shares by the selling stockholders. We have agreed to pay all costs, expenses and fees relating to registering such shares of our common stock referenced in this prospectus. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares of our common stock.
     We may receive proceeds from the issuance of shares of common stock upon exercise of the Initial Warrants described elsewhere in this prospectus. In the event that the Initial Warrants are exercised by the payment of cash by the selling stockholders, we estimate that we may receive up to approximately $11.9 million based on an exercise price of $2.21 per share. The Initial Warrants are also exercisable on a cashless basis if, after November 28, 2007, the common stock issuable upon exercise of the Initial Warrants may not be freely sold to the public as a result of the Company’s failure to satisfy its obligations under the Registration Rights Agreement. We intend to use any proceeds that we may receive from the issuance of shares of our common stock upon exercise of the Initial Warrants to meet our working capital needs and for general corporate purposes.

SELLING STOCKHOLDERS
     This prospectus relates to the possible resale or other disposition by the selling stockholders of 9,100,000 shares of common stock and 4,368,000 shares of common stock that are issuable upon the exercise of Initial Warrants that we sold in a private placement on November 29, 2006, as well as 1,035,000 shares of common stock that are issuable upon the exercise of Initial Warrants that we sold in a private placement on November 28, 2006. On November 28, 2006, we entered into two registration rights agreements with, among other investors, the selling stockholders, one of which obligates us to register the shares and shares of common stock underlying the Initial Warrants. The Company is obligated to register the shares of common stock underlying the Additional Warrants, Secured Note Warrants, Unsecured Notes and Secured Notes on a separate registration statement.
     The following table presents information regarding the selling stockholders and the shares that they may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholders, and reflects holdings as of December 15, 2006. As used in this prospectus, the term “selling stockholders” includes the entities listed below and any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from any of the selling stockholders as a gift, pledge or other transfer. Except as set forth in the footnotes below, beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act.

	Shares of Common Stock				Shares of Common Stock
	Beneficially Owned		Number of		Beneficially Owned
	Prior to Offering		Shares Being		After Offering
Security Holders	Number(1)	Percent(2)	Offered		Number(3)	Percent(3)
Atlas Master Fund, Ltd. (4)	5,587,906	8.55%	25,997	(16)	5,561,909	8.51%

Booth & Co. FFC Hartmarx Retirement Income Trust (5)	127,042	*	92,772	(17)	34,270	*

Booth & Co. FFC Rush University Medical Center Endowment Account (5)	166,917	*	121,707	(18)	45,210	*

Booth & Co. FFC Rush University Medical Center Pension & Retirement (5)	200,927	*	146,580	(19)	54,347	*

BTG Investments LLC (6)	685,714	1.10%	64,285	(16)	621,429	1.00%

Calhoun & Co. FFC City of Dearborn General Employees Retirement Systems (5)	61,688	*	44,946	(20)	16,742	*

Calhoun & Co. FFC City of Dearborn Policemen and Firemen Revised Retirement Systems (5)	98,196	*	71,547	(21)	26,649	*

Crescent International Ltd. (7)	685,712	1.10%	64,285	(16)	621,427	1.00%

HHMI Investments, L.P. (8)	155,520	*	14,580	(16)	140,940	*

Iroquois Master Fund Ltd (9)	685,712	1.10%	64,285	(16)	621,427	1.00%

Mac & Co (5)	257,448	*	188,137	(22)	69,311	*

MicroCapital Fund LP (10)	5,361,073	8.47%	4,033,000	(23)	1,328,073	2.10%

MicroCapital Fund LTD (10)	2,048,134	3.28%	1,406,000	(24)	642,134	1.03%

Neal Goldman (11)	400,000	*	37,500	(16)	362,500	*

SF Capital Partners Ltd. (12)	2,182,856	3.47%	204,642	(16)	1,978,214	3.15%

SRB Greenway Capital, L.P. (13)	95,632	*	8,965	(16)	86,667	*

SRB Greenway Capital (QP), L.P. (13)	783,726	1.26%	73,474	(16)	710,252	1.14%

SRB Greenway Offshore Operating Fund, L.P. (13)	34,926	*	3,274	(16)	31,652	*

Visium Balanced Fund, LP (14)	2,081,262	3.28%	97,231	(16)	1,984,031	3.13%

Visium Balanced Offshore Fund, Ltd (14)	3,465,805	5.38%	161,913	(16)	3,303,892	5.13%

	Shares of Common Stock				Shares of Common Stock
	Beneficially Owned		Number of		Beneficially Owned
	Prior to Offering		Shares Being		After Offering
Security Holders	Number(1)	Percent(2)	Offered		Number(3)	Percent(3)
Visium Long Bias Fund, LP (14)	641,072	1.03%	29,949	(16)	611,123	*

Visium Long Bias Offshore Fund, Ltd (14)	2,429,068	3.81%	113,479	(16)	2,315,589	3.64%

Walker Smith Capital, L.P. (8)	46,352	*	4,345	(16)	42,007	*

Walker Smith Capital (QP), L.P. (8)	297,600	*	27,900	(16)	269,700	*

Walker Smith International Fund, Ltd. (8)	414,810	*	38,888	(16)	375,922	*

Whalehaven Capital Fund Limited (15)	359,428	*	359,428	(25)	0	*

William Blair Small Cap Growth Fund (5)	9,584,416	14.91%	7,003,879	(26)	2,580,537	4.01%

* Less than one percent.

(1)	Represents all of the shares owned by the selling stockholder as of December 15, 2006, including those issuable upon the exercise of any warrants, including Initial Warrants, Additional Warrants and Secured Note Warrants, owned by the selling stockholder and the conversion of any convertible securities, including Unsecured Notes and Secured Notes, owned by the selling stockholder. The number of shares beneficially owned by the selling stockholder may increase as a result of accrued dividends or anti-dilution adjustments.

(2)	The percentage of shares beneficially owned prior to the offering is based on 62,022,593 shares of our common stock outstanding as of December 15, 2006. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus, and shares of common stock subject to convertible securities currently convertible or convertible within 60 days of the date of this prospectus, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities, but are not deemed outstanding for computing the percentage for any other selling stockholder. Notwithstanding anything in this footnote 2 to the contrary, shares of common stock that can be acquired upon exercise of the Initial Warrants, which are not exercisable until May 2007, are deemed outstanding for computing the percentage of the person holding such Initial Warrants, but are not deemed outstanding for computing the percentage for any other selling stockholder.

(3)	The number of shares and percentage of ownership in these columns assumes that the selling stockholders will offer and sell all of the shares of common stock registered under this prospectus. The selling stockholders may elect to sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares. The number of shares and percentage of ownership in these columns also assumes that, if applicable, the selling stockholders will have converted any Secured Notes purchased in the Private Placement into shares of our common stock and held such shares, exercised any of the Additional Warrants and Secured Note Additional Warrants issued in the Private Placement and held any underlying shares and held any shares of common stock issuable upon conversion of the Unsecured Notes. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus, and shares of common stock subject to convertible securities currently convertible or convertible within 60 days of the date of this prospectus, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities, but are not deemed outstanding for computing the percentage for any other selling stockholder. Notwithstanding anything in this footnote 2 to the contrary, shares of common stock that can be acquired upon exercise of the Initial Warrants, which are not exercisable until May 2007, are deemed outstanding for computing the percentage of the person holding such Initial Warrants, but are not deemed outstanding for computing the percentage for any other selling stockholder.

(4)	Dmitry Balyasny has voting and dispositive power with respect to the shares of this selling stockholder that are registered under this prospectus. Mr. Balyasny disclaims beneficial ownership of any such shares.

(5)	Karl Brewer has voting and dispositive power with respect to the shares of this selling stockholder that are registered under this prospectus. Mr. Brewer disclaims beneficial ownership of any such shares. The selling stockholder, which is an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(6)	Each of Byron C. Roth and Gordon J. Roth has voting and dispositive power with respect to the shares of this selling stockholder that are registered under this prospectus. The selling stockholder, which is an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(7)	Maxi Brezzi and Bachir-Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to the selling stockholder, have voting and dispositive power with respect to the shares of this selling stockholder that are registered under this prospectus. Messrs. Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of any such shares.

(8)	Reid S. Walker and G. Stacy Smith, in their capacity members of WS Capital, L.L.C., the general partner of WS Capital Management, L.P., the investment manager to the selling stockholder, have voting and dispositive power with respect to the shares of this selling stockholder that are registered under this prospectus.

(9)	Joshua Silverman has voting and dispositive power with respect to the shares of this selling stockholder that are registered under this prospectus. Mr. Silverman disclaims beneficial ownership of any such shares.

(10)	Ian P. Ellis and Chris A. Jarrous, in their respective capacities as President and Senior Vice President of MicroCapital, LLC, the investment manager to the selling stockholder, have voting and dispositive with respect to the shares of this selling stockholder that are registered under this prospectus. Messrs. Ellis and Jarrous disclaim beneficial ownership of any such shares.

(11)	Mr. Goldman, who is an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(12)	Michael A. Roth and Brian J. Stark, in their capacities as managing members of Stark Offshore Investments, LLC, the investment manager to the selling stockholder, have voting and dispositive power with respect to the shares of this selling stockholder that are registered under this prospectus. Messrs. Roth and Stark disclaim beneficial ownership of any such shares. The selling stockholder, which is an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(13)	Steven R. Becker, in his capacity as member of BC Advisors, L.L.C., which is the general partner to SRB Management, L.P., which is the general partner of the selling stockholder, has voting and dispositive with respect to the shares of this selling stockholder that are registered under this prospectus.

(14)	Jacob Gottlieb as Managing Member of Visium Asset Management, LLC, the investment advisor to the selling stockholder and Dmitry Balyasny as Managing Member of Balyasny Asset Management L.P., the investment sub-advisor to Visium Asset Management, LLC, have voting and dispositive power with respect to the shares of this selling stockholder that are registered under this prospectus. Both Messrs. Gottlieb and Balyasny disclaim beneficial ownership of any such shares.

(15)	Arthur Jones, Trevor Williams and Marco Weisfeld, as directors of the selling stockholder, Michael Finkelstein, as the investment manager for the selling stockholder, and Evan Schemenauer, as chief financial officer of the selling stockholder, have voting and dispositive power with respect to the shares of this selling stockholder that registered under this prospectus. Messrs. Jones, William, Weisfeld, Finkelstein and Schemenauer disclaim beneficial ownership of any such shares.

(16)	Represents shares of common stock issuable upon the exercise of Initial Warrants.

(17)	Represents 62,684 shares of common stock that were issued on November 29, 2006 and 30,088 shares of common stock issuable upon the exercise of Initial Warrants.

(18)	Represents 82,235 shares of common stock that were issued on November 29, 2006 and 39,472 shares of common stock issuable upon the exercise of Initial Warrants.

(19)	Represents 99,041 shares of common stock that were issued on November 29, 2006 and 47,539 shares of common stock issuable upon the exercise of Initial Warrants.

(20)	Represents 30,369 shares of common stock that were issued on November 29, 2006 and 14,577 shares of common stock issuable upon the exercise of Initial Warrants.

(21)	Represents 48,343 shares of common stock that were issued on November 29, 2006 and 23,204 shares of common stock issuable upon the exercise of Initial Warrants.

(22)	Represents 127,120 shares of common stock that were issued on November 29, 2006 and 61,017 shares of common stock issuable upon the exercise of Initial Warrants.

(23)	Represents 2,725,000 shares of common stock that were issued on November 29, 2006 and 1,308,000 shares of common stock issuable upon the exercise of Initial Warrants.

(24)	Represents 950,000 shares of common stock that were issued on November 29, 2006 and 456,000 shares of common stock issuable upon the exercise of Initial Warrants.

(25)	Represents 242,857 shares of common stock that were issued on November 29, 2006 and 116,571 shares of common stock issuable upon the exercise of Initial Warrants.

(26)	Represents 4,732,351 shares of common stock that were issued on November 29, 2006 and 2,271,528 shares of common stock issuable upon the exercise of Initial Warrants.

PLAN OF DISTRIBUTION
     The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
     The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.
     The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.
     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
     To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
     We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS
     The validity of the securities being offered by this prospectus will be passed upon for us by Snell & Wilmer L.L.P., of Phoenix, Arizona.
EXPERTS
     The financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) for the years ended July 31, 2005 and July 31, 2006, incorporated in this prospectus by reference to the Annual Reports on Form 10-K for the years ended July 31, 2005 and 2006, have been so incorporated in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     On November 12, 2004, the Audit Committee of our Board of Directors dismissed Deloitte & Touche LLP as our independent registered public accounting firm. Thereafter, on November 12, 2004, we retained the services of BDO Seidman, LLP as our new independent registered public accounting firm.
     The related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for the year ended July 31, 2004, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K filed December 28, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph relating to the classification of the results of operations of its Zilactin brand over-the-counter lip and oral care products, the Innovative Swab Technology, Inc. and Zila Nutraceuticals, Inc. businesses as discontinued operations), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     The consolidated financial statements of Professional Dental Technologies, Inc. as of October 31, 2006 and 2005, and for the years ended October 31, 2006, 2005 and 2004, incorporated in this prospectus by reference to the Current Report on Form 8-K/A filed by Zila on February 13, 2007, have been audited by and have been so incorporated in reliance on the report of BKD, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except for the registration fee.

Securities and Exchange Commission Registration Fee	$3,942
Legal Fees and Expenses	25,000
Accountants’ Fees and Expenses	55,000
Printing Expenses	7,500
Miscellaneous	9,000

Total	$96,442
Item 15. Indemnification of Directors and Officers.
     Under Section 145 of the Delaware General Corporation Law, we can indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative other than action by us or on our behalf, by reason of the fact that such person is or was one of our officers or directors, or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. Under Delaware law, we may also indemnify officers and directors in an action by us or on our behalf under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to us in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.
     Our Certificate of Incorporation, as amended, provides for the elimination of liability of monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for known violations of law, for any transaction from which the director derived an improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions do not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.
Item 16. Exhibits.

Exhibit
Number	Description

4.1	Certificate of Correction and Certificate of Incorporation (incorporated by reference to Exhibit 3-A filed with the Company’s Form 10-K for the year ended July 31, 1999)

4.2	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3-B filed with the Company’s Form 10-K for the year ended July 31, 2005)

4.3	Certificate of Amendment to Certificate of Incorporation (previously filed)

Exhibit
Number	Description

4.4	Certificate of Designations, Preferences and Rights of Series B Convertible Stock (incorporated by reference to Exhibit 3-D filed with the Company’s Form 10-K for the year ended July 31, 2001)

4.5	Amended and Restated Bylaws (incorporated by reference to Exhibit 3-B filed with the Company’s Form 10-K for the year ended July 31, 2002)

4.6	Form of 12% Unsecured Note due May 2007 (incorporated by reference to Exhibit 4.1 of Form 8-K filed December 4, 2006)

4.7	Form of 6% Senior Secured Note due November 2009 (incorporated by reference to Exhibit 4.2 of Form 8-K filed December 4, 2006)

4.8	Form of Initial Warrant (incorporated by reference to Exhibit 4.3 of Form 8-K filed December 4, 2006)

4.9	Form of Additional Warrant (incorporated by reference to Exhibit 4.4 of Form 8-K filed December 4, 2006)

4.10	Form of Secured Note Warrant (incorporated by reference to Exhibit 4.5 of Form 8-K filed December 4, 2006)

4.11	Registration Rights Agreement for the Shares, Unsecured Notes, Initial Warrants and Additional Warrants, dated November 28, 2006, by and among Zila, Inc. and the investor parties thereto (incorporated by reference to Exhibit 4.6 of Form 8-K filed December 4, 2006)

4.12	Registration Rights Agreement for the Secured Notes and Secured Note Warrants, dated November 28, 2006, by and among Zila, Inc. and the investor parties thereto (incorporated by reference to Exhibit 4.7 of Form 8-K filed December 4, 2006)

4.13	Warrant, dated February 20, 2007, issued to Roth Capital Partners, LLC (incorporated by reference to Exhibit 4.1 of Form 8-K filed February 23, 2007)

5.1	Opinion of Snell & Wilmer L.L.P. (previously filed)

23.1	Consent of BDO Seidman, LLP (filed herewith)

23.2	Consent of Snell & Wilmer L.L.P. (included with opinion filed as Exhibit 5.1)

23.3	Consent of Deloitte & Touche LLP (filed herewith)

23.4	Consent of BKD, LLP (filed herewith)

24.1	Power of Attorney (previously filed)

Item 17. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 28th day of February, 2007.

ZILA, INC.
By:	/s/ Douglas D. Burkett, Ph.D.
Douglas D. Burkett, Ph.D.
Chairman of the Board, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Douglas D. Burkett, Ph.D.	Chairman of the Board, President and Chief Executive Officer	February 28, 2007
Douglas D. Burkett, Ph.D.	(Principal Executive Officer)

/s/ Diane E. Klein *	Vice President and Treasurer	February 28, 2007
Diane E. Klein	(Principal Financial and Accounting Officer)

/s/ David R. Bethune * David R. Bethune	Director	February 28, 2007

/s/ Leslie H. Green * Leslie H. Green	Director	February 28, 2007

/s/ Christopher D. Johnson * Christopher D. Johnson	Director	February 28, 2007

/s/ Kurt R. Krauss * Kurt R. Krauss	Director	February 28, 2007

/s/ Hazel L. Myer * Hazel L. Myer	Director	February 28, 2007

/s/ David Sidransky, M.D. * David Sidransky	Director	February 28, 2007

* By:	/s/ Douglas D. Burkett, Ph.D.
Douglas D. Burkett, Ph.D.,
as attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Certificate of Correction and Certificate of Incorporation (incorporated by reference to Exhibit 3-A filed with the Company’s Form 10-K for the year ended July 31, 1999)

4.2	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3-B filed with the Company’s Form 10-K for the year ended July 31, 2005)

4.3	Certificate of Amendment to Certificate of Incorporation (previously filed)

4.4	Certificate of Designations, Preferences and Rights of Series B Convertible Stock (incorporated by reference to Exhibit 3-D filed with the Company’s Form 10-K for the year ended July 31, 2001)

4.5	Amended and Restated Bylaws (incorporated by reference to Exhibit 3-B filed with the Company’s Form 10-K for the year ended July 31, 2002)

4.6	Form of 12% Unsecured Note due May 2007 (incorporated by reference to Exhibit 4.1 of Form 8-K filed December 4, 2006)

4.7	Form of 6% Senior Secured Note due November 2009 (incorporated by reference to Exhibit 4.2 of Form 8-K filed December 4, 2006)

4.8	Form of Initial Warrant (incorporated by reference to Exhibit 4.3 of Form 8-K filed December 4, 2006)

4.9	Form of Additional Warrant (incorporated by reference to Exhibit 4.4 of Form 8-K filed December 4, 2006)

4.10	Form of Secured Note Warrant (incorporated by reference to Exhibit 4.5 of Form 8-K filed December 4, 2006)

4.11	Registration Rights Agreement for the Shares, Unsecured Notes, Initial Warrants and Additional Warrants, dated November 28, 2006, by and among Zila, Inc. and the investor parties thereto (incorporated by reference to Exhibit 4.6 of Form 8-K filed December 4, 2006)

4.12	Registration Rights Agreement for the Secured Notes and Secured Note Warrants, dated November 28, 2006, by and among Zila, Inc. and the investor parties thereto (incorporated by reference to Exhibit 4.7 of Form 8-K filed December 4, 2006)

4.13	Warrant, dated February 20, 2007, issued to Roth Capital Partners, LLC (incorporated by reference to Exhibit 4.1 to Form 8-K filed February 23, 2007)

5.1	Opinion of Snell & Wilmer L.L.P. (previously filed)

23.1	Consent of BDO Seidman, LLP (filed herewith)

23.2	Consent of Snell & Wilmer L.L.P. (included with opinion filed as Exhibit 5.1)

23.3	Consent of Deloitte & Touche LLP (filed herewith)

23.4	Consent of BKD, LLP (filed herewith)

24.1	Power of Attorney (previously filed)